EXHIBIT 10.5

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406.

LITTER HANDLING AGREEMENT

This Agreement (“Agreement”) is effective as of the 1st day of January, 2002 by and between Farmers Cooperative Company, an Iowa cooperative association (“FC”) and Golden Oval Eggs, a division of Midwest Investors of Renville, Inc., a Minnesota cooperative association (“GOE”).

WHEREAS, pullets and layer hens owned by GOE generate litter which must be removed periodically; and

WHEREAS, FC possesses certain tangible and intangible assets which can facilitate litter removal; and

WHEREAS, GOE has requested that FC provide certain services to assist GOE in removing and land apply this litter on the terms provided in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                       Description of Services.  During the term of this Agreement, FC shall provide to GOE the following litter removal services:

(a)                                  Soil and litter testing;

(b)                                 Record keeping as required by the Iowa Department of Agriculture;

(c)                                  Billing and collection;

(d)                                 Sales and marketing;

(e)                                  Removal of litter from barns;

(f)                                    Transportation and disposal of litter; and

(g)                                 Any and all land application of litter required to be in accordance with any applicable Iowa Department of Agriculture regulations.

FC shall have the right and obligation to perform the above services with respect to GOE’s existing Thompson site and related pullet facilities, and any newly constructed buildings associated therewith.  In addition, FC shall have a right of first refusal on performing the above services and removing litter under the terms of this Agreement from any newly constructed or hereafter acquired GOE sites, facilities or buildings located within FC’s trade territory.

2.                                       Personnel.  FC shall make available such of its personnel (either employees and/or contractors) and facilities as may be necessary to perform the services outlined in paragraph 1 above.

3.                                       Condition of Litter; Facilities.  GOE agrees that the litter to be removed by FC hereunder shall be free of any pests, diseases or contaminates, recognizing that the litter may without further processing be land applied by FC, which could give rise to the contamination or infestation of fields or adjoining properties.  GOE shall indemnify FC against any liability or costs (including reasonable attorney fees) arising from damages to person or property arising from the litter being contaminated.  GOE further agrees that the litter shall have a moisture content of not more than 35% at time of removal, understanding that excessive moisture will increase FC’s cost to remove litter from GOE’s facilities.  If the moisture level of a load exceeds 35%, the parties shall negotiate an appropriate price adjustment.  If the parties are unable to agree upon an appropriate price, then at FC’s option GOE shall be required to make other arrangements for the removal of the litter having excessive moisture.  FC shall not be required to remove litter from any facility or building under a federal, state or local quarantine.

4.                                       Title to Litter.  The title to and right to immediate possession of the litter removed from GOE barns transfer to FC upon removal and loading into transportation vehicles under FC’s control.

5.                                       Compensation for Litter.  For removal occurring between April 1, 2001 and March 31, 2002, FC will pay GOE a fee of [***] per ton of litter removed.  For removal occurring between April 1, 2002 and March 31, 2003, FC will pay GOE a fee of [***] per ton of litter removed.  For the balance of the term of this Agreement, FC will pay GOE a fee of [***] per ton of litter removed.  Such payment shall be made within thirty (30) days of litter being transported from GOE’s sites.

Notwithstanding the foregoing pricing arrangement, should the removal or disposal (including land application) become subject to additional federal, state or local regulations or other factors beyond FC’s control (including, without being limited hereto, GOE adding phytase to feed which greatly reduces the phosphorus content of the litter, or the practical market area of FC for the litter becoming so saturated with livestock (and therefore animal waste) that FC must transport the litter greater distances) develop, which materially impact FC’s costs or ability to perform the services provided for hereunder, then at FC’s request the parties agree that they shall in good faith attempt to renegotiate the terms of this Agreement.  If the parties are unable to agree upon mutually acceptable revisions to the Agreement, then upon two (2) months advance written notice to the other party, either FC or GOE may terminate this Agreement.  Upon such termination, this Agreement shall be canceled and of no further force or effect except as to the fulfillment of obligations for performance or payment having accrued prior to the date of termination.

6.                                       Regulatory Compliance.  In performing the services under this Agreement, FC and its employees shall comply with all local, state and federal rules and regulations applicable to removal, transportation, piling, and application of litter.  FC shall indemnify GOE against any liability or loss suffered by GOE as a result of FC failure to comply with these regulations while performing services under this Agreement.

7.                                       Independent Contractor Status.  Nothing contained in this Agreement shall constitute making either party hereto the agent of the other party for any purpose.  FC and its employees shall be deemed to be independent contractors with full control over the manner and method of performance hereunder, except as otherwise provided herein.  During the term of this Agreement, any of the employees of FC which are rendering services on behalf of GOE under this Agreement, shall remain employees of FC and shall continue to be paid by FC and to enjoy the benefits to which they are entitled as employees of FC.

8.                                       Separate Entities.  GOE and FC are separate entities, and nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of either party hereto for any rights, privileges, duties or liabilities of the other party to this Agreement, except to the extent otherwise provided herein or in any other agreement between the parties.

9.                                       Term.  The term of this Agreement shall commence January 1, 2002, and end December 31, 2012.  This Agreement shall be reviewed on or before December 31, 2011.  Except as otherwise set out herein, this Agreement may be terminated only by mutual written consent of GOE and FC.

10.                                 Uses.  Initially FC will be land applying the litter as a fertilizer for its member-patrons.  However, if FC is able to market or use the litter for a purpose other than land application, FC shall have a right to do so under this Agreement.  Should GOE develop a market or use for the litter other than land application (and other than a market or use developed by FC) (hereafter “New GOE Use”), then subject to the following sentence, GOE shall have the right to the litter for the New GOE Use, and any litter disposed of for the New GOE Use shall not be covered by this Agreement.  Unless otherwise agreed by FC, no litter shall be utilized for any New GOE Use until after January 1, 2006.

11.                                 Timing of Removal.  GOE will review with FC a timeline for starting and completion dates for removal.  GOE will give consideration to FC to allow removal to start as early as possible.  FC will reclean the barns as may be necessary or perform any other necessary functions to accommodate GOE Best Management Practices as it pertains to pest control programs.

12.                                 Installing Loading Pads.  FC will construct and maintain at its own cost loading pads as needed to facilitate removal of litter.

13.                                 Miscellaneous.   No party may assign or transfer all or any part of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.  This Agreement shall be governed by the laws of the State of Iowa.  This Agreement may only be modified or amended by an instrument in writing duly executed and delivered by the parties.  In the event of any litigation or arbitration to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs as fixed by the court or arbitrator.  The terms and conditions set forth above constitute the complete and exclusive statement of the Agreement between the parties relating to the subject matter of this Agreement, superseding all previous negotiations and understandings.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers or representatives of each party hereto, as of the date set forth above.

FARMERS COOPERATIVE COMPANY		GOLDEN OVAL EGGS

BY	/s/ Roger Koppen	BY	/s/ Dana Persson

ITS	CEO	ITS	CEO

DATE	7-30-02	DATE	8-16-02